Exhibit 2

CONFIRMATION

Deutsche Bank AG, London Branch

Winchester house

1 Great Winchester St, London EC2N 2DB

Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Telephone: 212-250-5977

Facsimile: 212-797-8826

DATE:	October 2, 2012

TO:	Alexander Otto

FROM:	Deutsche Bank AG, London Branch

SUBJECT:	Call Option Transaction

REFERENCE NUMBER(S):	508120

Dear Sir or Madam,

The purpose of this letter agreement (this “Confirmation”) is to amend and restate the terms and conditions of the Transaction entered into between us on March 29, 2012 (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below and amends and restates in its entirety the Confirmation dated as of March 29, 2012 (the “Original Confirmation”). Upon the execution of this Confirmation, this agreement will reflect the entire agreement between the parties with respect to the Transaction (as defined below) and this Confirmation will supersede the Original Confirmation in its entirety. All references to the Original Confirmation in the Agreement or in other documentation between the parties shall be to this amended and restated Confirmation.

In this Confirmation, “Deutsche” means Deutsche Bank AG, London Branch and “Counterparty” means Alexander Otto.

1.	The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, the Transaction is a Share Option Transaction.

Chairman of the Supervisory Board: Dr. Paul Achleitner. Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.	Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if Deutsche and Counterparty had executed the ISDA Form (without any Schedule thereto) on the date hereof. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation shall be deemed to supplement, form part of and be subject to the Agreement.

If there exists any ISDA Master Agreement between Deutsche and Counterparty or any confirmation or other agreement between Deutsche and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Deutsche and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Deutsche and Counterparty are parties, the Transaction shall not, unless expressly agreed by Deutsche and Counterparty, be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	October 2, 2012.

Effective Date:	October 2, 2012.

Seller:	Counterparty.

Buyer:	Deutsche.

Option Type:	Call

Option Style:	European

Shares:	The common stock, par value $0.10 per share, of DDR Corp. (the “Issuer”) (Symbol: “DDR”).

Tranches:	The Transaction will be divided into 3 individual Tranches, each with the terms set forth in this Confirmation, and, in particular, with the Number of Tranche Options, the Strike Price, the Premium and the Final Disruption Date set forth in Annex A to this Confirmation.

Components:	Each Tranche will be divided into 5 individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Scheduled Valuation Date set forth in Annex A to this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Transaction Options:	The aggregate Number of Tranche Options for all Tranches.

Number of Tranche Options:	With respect to each Tranche, as set forth in Annex A to this Confirmation.

Number of Options:	With respect to each Component of a Tranche, as set forth in Annex A to this Confirmation.

Strike Price:	With respect to each Tranche, as set forth in Annex A to this Confirmation.

Premium Payment Date:	With respect to each Tranche, as set forth in Annex A. For the avoidance of doubt, Section 2.4 of the Equity Definitions shall not apply to the Transaction.

Premium:	With respect to each Tranche, as set forth in Annex A to this Confirmation.

Deutsche Payment Amount:	As set forth in Annex A to this Confirmation. Deutsche shall pay to Counterparty the Deutsche Payment Amount, if any, on the Deutsche Payment Date.

Deutsche Payment Date:	As set forth in Annex A to this Confirmation.

Exchange:	New York Stock Exchange.

Related Exchanges:	All Exchanges.

Calculation Agent:	Deutsche.

Valuation:

In respect of any Component:

Expiration Date:	The Valuation Date.

Automatic Exercise:	Notwithstanding Section 3.4(b) of the Equity Definitions, if the Relevant Price is greater than the Strike Price, as determined by the Calculation Agent, a number of Options equal to the Number of Options for such Component will be deemed to be automatically exercised on the Expiration Date.

Valuation Date:	The Scheduled Valuation Date provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component); provided that if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that (i) is not a Disrupted Day and (ii) is not or is not deemed to be a Valuation Date in respect of any other Component of the Transaction hereunder; provided, further, that if such Valuation Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date for the relevant Tranche, the Final Disruption Date for the Transaction shall be the Valuation Date for such Component (irrespective of whether such date is a Valuation Date in respect of any other Component for the relevant Tranche) and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for such Valuation Date shall be the prevailing market value per Share on the Final Disruption Date for the relevant Tranche determined by the Calculation Agent in a commercially reasonable manner.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall (i) designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for an additional Component and (ii) allocate the Number of Options for the original Component between the original Component and such additional Component. Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date hereunder.

Final Disruption Date:	For each Tranche, as set forth in Annex A to this Confirmation.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof, and by replacing the words “or (iii) an Early Closure.” with “(iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Deutsche, in its sole discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Deutsche), for Deutsche to refrain from or decrease any market activity in connection with the Transaction. Deutsche shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Dates affected by it.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD.

Physical Settlement:	In lieu of Section 9.1(a) and (b) of the Equity Definitions, on the applicable Settlement Date, (a) as the exclusive means of satisfying of Counterparty’s settlement obligation, the Collateral Custodian, on Counterparty’s behalf, shall deliver to Buyer a number of Collateral Shares from the Collateral Account equal to the applicable Number of Options and (b) Deutsche will pay to Counterparty an amount in USD equal to the product of (x) the Strike Price and (y) such Number of Options. For the avoidance of doubt, Counterparty shall not be relieved of its obligation to deliver Shares equal to such amount of Collateral Shares to the extent of any insufficiency of Collateral Shares.

Except to the extent specified herein, Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall apply to any delivery of Shares hereunder.

Settlement Date:	For any Component, the date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Dividends:

In respect of any Component:

Dividend Payments:	If the ex-dividend date for any Extraordinary Dividend occurs during the Dividend Period, Counterparty shall pay or deliver to Deutsche the relevant Dividend Amount on the related Dividend Payment Date.

Extraordinary Dividend:	For any calendar quarter, any U.S. dollar cash or non-U.S. dollar cash dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous dividend or distributions on the Shares with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	With respect to each Tranche, as set forth in Annex A to this Confirmation.

Dividend Amount:	The product of (x) the excess of (a) the sum of all dividends or distributions on the Shares with an ex-dividend date occurring during such calendar quarter (with the value of any non-U.S. dollar cash dividend or distribution determined by the Calculation Agent) over (b) the Ordinary Dividend, (y) the Number of Options for the relevant Component and (z) the Hedge Ratio for the relevant Component.

Hedge Ratio:	For any ex-dividend date, the number of Shares (expressed as a percentage of the Number of Options for the relevant Component) that the Calculation Agent determines in a commercially reasonable manner Deutsche and/or one or more of its affiliates, as applicable, theoretically would be short in order to hedge the equity price risk of such Component as of the close of the regular trading session on the Exchange on the Exchange Business Day immediately preceding the relevant ex-dividend date.

Dividend Period:	The period from, but excluding, the Trade Date to, and including, the Valuation Date for the relevant Component.

Dividend Payment Date:	Each date on which the relevant Dividend Amount is paid or distributed by the Issuer to holders of record of a Share.

Share Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further, that adjustments may be made to account for changes in expected volatility, expected dividends, expected stock loan rate and expected liquidity relative to the relevant Share.

Upon the occurrence of any Market Disruption Event on any Scheduled Valuation Date, Deutsche may in its sole discretion elect that the Calculation Agent shall adjust one or more of the terms of the affected Component(s) as appropriate to preserve as nearly as practicable the fair value of such Component(s) to Deutsche prior to such Market Disruption Event.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Announcement Event:	With respect to any Component, if an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of such Component (i) on or after the relevant Announcement Date and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Component, in each case from the Announcement Date to the Valuation Date (including without limitation any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to such Component), and if, in the case of clause (i) or (ii), such economic effect is material and Deutsche so elects in its sole discretion, the Calculation Agent will (x) adjust the terms of such Component to reflect such economic effect and (y) determine the effective date of such adjustment; provided that, notwithstanding the foregoing, if the related Merger Date or Tender Offer Date, as the case may be, or any subsequent related Announcement Event, occurs on or prior to the effective date of such adjustment, any further adjustment to the terms of such Component with respect to such Merger Date, Tender Offer Date or Announcement Event pursuant to this Confirmation and/or the Equity Definitions shall take such earlier adjustment into account (and, for the avoidance of doubt, where Cancellation and Payment is applicable, the Determining Party shall take into account such adjustment in determining the Cancellation Amount). “Announcement Event” shall mean the occurrence of an Announcement Date of a Merger Event or Tender Offer, notwithstanding the fact that such Merger Date or Tender Offer Date may not, or may not be anticipated to, occur on or prior to the Valuation Date for the related Component. The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (a) replacing the word “leads” in the third line thereof and in the fifth line thereof with the words “could lead (as determined by the Calculation Agent)” (b) deleting the word “firm” in the second and fourth lines thereof and (c) inserting the words “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” at the end of clauses (i) and (ii) thereof.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Deutsche.

(b) Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Deutsche.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Deutsche.

Tender Offer:	Applicable.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Deutsche.

(b) Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Deutsche.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Deutsche.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment.

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, Deutsche.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity
Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (iii) replacing the word “Shares” with “Hedge Positions” in clause (X) thereof and (iv) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Loss of Stock Borrow, Increased Cost of Hedging, Increased Cost of Stock Borrow or Illegality (as defined in the Agreement)).

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable.

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	200 basis points per annum.

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	0 basis points per annum.

Hedging Party:	For all applicable Additional Disruption Events, Deutsche.

Determining Party:	For all applicable Additional Disruption Events, Deutsche.

Representations:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Collateral:	On or prior to the Trade Date, Counterparty shall deliver to Deutsche Bank Securities Inc. (the “Collateral Custodian”) a number of Shares in book-entry form equal to the Number of Transaction Options in pledge under the Transaction (the “Collateral Shares”) by the crediting of such Collateral Shares, accompanied by any required transfer tax stamps, to a securities account of the Collateral Custodian at The Depository Trust Company and the crediting by the Collateral Custodian of such Collateral Shares to a securities account (as defined in Section 8-501 of the NYUCC) established and maintained at the Collateral Custodian in the name of Deutsche (or its designated affiliate) having the account no. 145-35141 (the “Collateral Account”).

Counterparty hereby assigns and pledges to Deutsche and grants to Deutsche a continuing first priority perfected security interest in and to, and a lien upon and right of setoff against, all of Counterparty’s right, title and interest in and to: (i) the Collateral Shares; (ii) the Collateral Account and all cash, instruments, securities and other financial assets (including security entitlements) (each as defined in Section 8-102 of the NYUCC), including the Collateral Shares and any security entitlements in respect thereof, and other funds, property or assets from time to time held therein or credited thereto; (iii) all interest, income, proceeds, distributions and collections received or to be received, or derived or to be derived, now or any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Counterparty, with respect to Counterparty) from or in connection with any of the Collateral (including, without limitation, any Extraordinary Dividend, any shares of capital stock issued by any issuer in respect of any Shares or other securities constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Shares or other securities constituting Collateral, or into which any such Shares or other securities are converted, in connection with any merger, binding share exchange, reclassification of Shares or similar event or otherwise, and any security entitlements in respect of any of the foregoing) (collectively, “Proceeds”); (iv) all powers and rights now owned or hereafter acquired under or with respect to the Collateral Shares and (v) all of Counterparty’s right, title and interest in and to this Confirmation and the Agreement, whether now existing or hereafter arising (clauses (i) through (v) being herein collectively called the “Collateral”), as security for the prompt and complete payment and performance when due (whether on an Early Termination Date or otherwise) of all of Counterparty’s payment and performance obligations under this Confirmation, the Transaction and the Agreement (the “Secured Obligations”).

The parties hereto agree that: (a) the Secured Obligations represent, among other things, the restatement, renewal, amendment, extension and modification of the “Secured Obligations” as set forth in the Original Confirmation; (b) the grant of a security interest hereby is intended to, and does hereby, restate, renew, extend, amend, modify, supersede and replace the Original Confirmation in its entirety; (c) the entering into and performance of Counterparty’s obligations under this Confirmation and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished or discharged any obligations under the Original Confirmation, all of which shall continue under and be governed by this Confirmation, except as expressly provided otherwise herein; and (d) the security interests created by or pursuant to the Original Confirmation and this Confirmation are ratified and confirmed as security for the Secured Obligations, without novation, discharge or interruption.

Counterparty acknowledges and agrees that Deutsche shall have the right to sell, pledge, borrow, lend, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (“Rehypothecate”) any Collateral.

Collateral Representations, Warranties and Agreements:

Counterparty represents that, on each date on which Counterparty delivers Collateral to or on which Deutsche otherwise receives Collateral:

(i)     Counterparty is the owner of all Collateral (or, in the case of financial assets from time to time credited to the Collateral Account, the beneficial owner thereof) free of any lien, security interest, charge, adverse claim or other encumbrance other than any lien of Deutsche granted hereunder, and that the Collateral is, and upon any exercise by Deutsche of its remedies hereunder will be, free of any Transfer Restriction other than any Permitted Transfer Restriction (each as defined below);

(ii)    Counterparty has not made or consented to any registration, filing or recordation in any jurisdiction evidencing a security interest in any of the Collateral, including any filing of a UCC-1 financing statement, other than in respect of any lien of Deutsche granted hereunder;

(iii) Counterparty has the power and authority to grant a first priority perfected security interest to Deutsche in the Collateral;

(iv)   upon the delivery of the Collateral Shares and any other Collateral to the Collateral Custodian in a manner acceptable to Deutsche, Deutsche will have a valid and perfected first priority security interest in the Collateral Account and any financial assets (as defined in the NYUCC) from time to time held therein or security entitlements (as defined in the NYUCC) from time to time credited thereto or in respect thereof and the other Collateral;

(v)    no consent, approval, authorization or other order of, or filing with, any person or entity, governmental or otherwise, is required in connection with the execution and delivery of this Confirmation, or the grant, perfection or enforcement of the security interest created hereby; and

(vi)   none of Counterparty’s entry into this Confirmation or Deutsche’s exercise of any of its rights and remedies hereunder will violate or conflict with the terms of any agreement made by or applicable to Counterparty or will violate or conflict with any law, rule, policy or order applicable to Counterparty or the Collateral.

The Collateral Custodian hereby waives any security interest, lien or right of set-off it may otherwise have in the Collateral Account or any financial assets, cash or other property credited thereto or held therein. The financial assets, cash and other property credited to the Collateral Account will not be subject to deduction, set-off, banker’s lien or any other rights in favor of any person other than Deutsche.

“Transfer Restriction” means, with respect to any item of Collateral delivered hereunder, any condition to or restriction on (x) the ability of the owner thereof or (y) in the event that Deutsche exercises its remedies hereunder, Deutsche, in each case, to sell, assign or otherwise transfer such item of Collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act).

“Permitted Transfer Restriction” means, with respect to any sale, assignment or transfer by Counterparty, any Transfer Restriction arising under the Securities Act solely due to Counterparty being an “affiliate” (within the meaning of Rule 144 under the Securities Act) of the Issuer.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Counterparty will faithfully preserve and protect Deutsche’s security interest in the Collateral, will defend Deutsche’s right, title, lien and security interest in and to the Collateral against the claims and demands of all persons whomsoever, and will do all such acts and things and deliver all such documents and instruments, including, without limitation, further pledges, assignments, account control agreements, financing statements and continuation statements, and cause any or all of the Collateral Shares to be transferred of record into the name of Deutsche or its nominee, as Deutsche in its sole discretion may deem necessary or advisable from time to time in order to preserve, protect and perfect such security interest or to enable Deutsche to exercise or enforce its rights with respect to any Collateral. Counterparty hereby irrevocably appoints Deutsche as Counterparty’s attorney-in-fact for the purpose of taking any action and executing any instrument which Deutsche may deem necessary or advisable to accomplish the purposes of the pledge contemplated hereby.

Counterparty will not permit any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, other than the lien and security interest Counterparty created hereby in favor of Deutsche, to exist upon any of the Collateral. Counterparty will not take any action that could in any way limit or adversely affect the ability of Deutsche to realize upon its rights in the Collateral.

The provisions of this “Collateral” section constitute a Credit Support Document with respect to Counterparty. The Transaction shall be disregarded for purposes of determining Exposure under any Credit Support Annex between the parties and any Collateral delivered to or received by Deutsche under this Confirmation shall constitute neither Posted Collateral nor an Independent Amount under any such Credit Support Annex.

Each of Deutsche and the Collateral Custodian shall exercise reasonable care of the Collateral to the extent required by applicable law and in any event shall be deemed to have exercised reasonable care if Deutsche or the Collateral Custodian exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, Deutsche and the Collateral Custodian shall have no duty with respect to the Collateral, including, without limitation, any duty to collect any distributions thereon or enforce or preserve any rights in the Collateral pertaining thereto.

Counterparty will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to the Collateral, or income or distributions in respect of the Collateral, upon becoming aware of the same. Counterparty agrees to promptly deliver to Deutsche copies of any notices and other communications received by it in respect of the Collateral Shares. Notwithstanding anything to the contrary elsewhere in the Agreement or herein, all payments and all deliveries of Collateral, or income or distributions in respect of Collateral, pursuant to the Agreement or this Confirmation shall be made and the value of any Collateral, or income or distributions in respect of Collateral, shall be calculated net of any and all present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority in respect thereof.

The Collateral Custodian is a “securities intermediary” (within the meaning of Section 8-501(a) of the NYUCC). Deutsche shall not be liable for any act or omission of the Collateral Custodian. The Collateral held by the Collateral Custodian will be treated as “financial assets” within the meaning of Section 8-102(a)(9) of the NYUCC. Notwithstanding any provision in any agreement relating to the Collateral Account which may be stated to be governed by the law of a jurisdiction other than New York, the establishment and maintenance of the Collateral Account shall be governed by the law of the State of New York. The Collateral Custodian agrees that it will comply with entitlement orders and other instructions originated by Deutsche concerning the Collateral without further consent by Counterparty. Except upon the written consent of Deutsche, the Collateral Custodian shall not comply with any entitlement order or instruction originated by anyone other than Deutsche with respect to the Collateral.

During the term of the Transaction, all Proceeds received by Deutsche or the Collateral Custodian shall be credited to the Collateral Account, subject to the lien created hereunder. Unless (i) an event has occurred and is continuing which with the passage of time, the giving of notice or both could result in an Event of Default with respect to Counterparty or a Termination Event as to which Counterparty is the Affected Party, a Potential Adjustment Event or an Extraordinary Event (a “Potential Event”), (ii) an Event of Default with respect to Counterparty or a Termination Event as to which Counterparty is the Affected Party has occurred and is continuing (a “Default Event”) or (iii) an Early Termination Date has occurred or been designated as a result of such a Default Event, Deutsche authorizes and directs the Collateral Custodian and the Collateral Custodian agrees to pay over, or cause to be paid over, to Counterparty any such Proceeds actually received by or on behalf of Deutsche (or, if the Collateral has been Rehypothecated, Deutsche will pay the amount to Counterparty that would have been received but for such Rehypothecation by Deutsche), less, in each case, the sum of the aggregate unpaid Dividend Amounts under the Transaction and any Excluded Distribution, and Counterparty agrees to receive such Proceeds. Unless Counterparty has otherwise paid the Dividend Amount when due, if Proceeds received by the Collateral Agent constitute cash dividends, Deutsche shall be entitled to direct the Collateral Custodian to pay or deliver to, or as directed by, Deutsche from the Collateral Account a portion of such Proceeds equal to the amount of aggregate Dividend Amounts and apply such Proceeds to Counterparty’s obligation to pay such aggregate Dividend Amounts, in which case Deutsche (or its designee) shall hold such Dividend Amount absolutely free from any claim or right of any kind and, to the extent permitted by law, Counterparty hereby waives all right of redemption, stay or appraisal with respect thereto; provided that in no event shall Deutsche be required to deliver such authorization and direction. For the avoidance of doubt, Deutsche shall retain as Collateral any Proceeds (i) whose receipt constitutes a Potential Adjustment Event or (ii) that is made in connection with a Merger Event (each, an “Excluded Distribution”). Any Proceeds of the Collateral that are received by Counterparty shall be received in trust for the benefit of Deutsche, shall be segregated from other property of Counterparty and shall immediately be delivered over to the Collateral Custodian to be credited to the Collateral Account to be held as Collateral in the same form as received or in such other manner as Deutsche may instruct (with any necessary endorsement).

Unless (i) a Potential Event or a Default Event has occurred and is continuing or (ii) an Early Termination Date has occurred or been designated as a result of a Default Event, Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof (other than any Collateral that has been Rehypothecated) for any purpose not inconsistent with the terms of this Confirmation or the Agreement; provided, however, that Counterparty shall not exercise or refrain from exercising such right in a manner that is inconsistent with the terms of this Confirmation or if such action would have a material adverse effect on the value of the Collateral. If (i) a Default Event has occurred and is continuing or (ii) an Early Termination Date has occurred or been designated as a result of a Default Event, Deutsche shall have the exclusive right, to the extent permitted by law and the Foreclosure Limitations, to give consents, ratifications and waivers and to take any other action with respect to the Collateral, with the same force and effect as if Deutsche were the absolute and sole owner thereof, and Counterparty will take all such action as Deutsche may reasonably request from time to time to give effect to such right.

In the case of a Counterparty Payment Event, unless Counterparty satisfies Counterparty’s obligations under any Component of the Transaction through delivery of a number of other Shares that comply with Section 9.11 of the Equity Definitions equal to the Termination Share Number, on or prior to 10:00 a.m. New York City time on the date that such delivery or payment is due, Deutsche may (A) authorize and direct the Collateral Custodian to, and the Collateral Custodian agrees that it will, transfer a number of Collateral Shares representing Counterparty’s delivery obligation under such Component, as notified by Deutsche, on the date that such delivery or payment is due, to an account designated by Deutsche, and Deutsche agrees to apply such Collateral Shares to satisfy Counterparty’s delivery obligations, if any, under such Component, in which case Deutsche (or its designee) shall hold such Collateral Shares absolutely free from any claim or right of any kind and, to the extent permitted by law, Counterparty hereby waives all right of redemption, stay or appraisal with respect thereto or (B) if the Collateral Shares have been Rehypothecated, set off its obligation to return such number of Rehypothecated Shares to Counterparty (assuming, for this purpose, that the Collateral Release Conditions have been met) against Counterparty’s delivery obligation in respect of such number of Shares, in which case Counterparty shall have no further claim with respect to such Shares hereunder or otherwise; provided that in no event shall (i) Deutsche be required to deliver such authorization and direction or effect such set off or (ii) any delivery of Shares pursuant to this provision be construed to waive or cure any breach by Counterparty of its obligations under the Transaction to the extent that such obligations are not satisfied thereby.

Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the 2002 Definitions, if Counterparty would owe any amount to Deutsche pursuant to Section 6(d)(ii) of the Agreement or any amount pursuant to Section 12.7 or 12.9 of the 2002 Definitions (any such amount described above, a “Counterparty Payment Amount” and any such event, a “Counterparty Payment Event”), then, except to the extent that (other than pursuant to the preceding paragraph) Deutsche proceeds to realize upon the Collateral, on the date on which any Counterparty Payment Amount is due, in lieu of any payment of such Counterparty Payment Amount, Counterparty shall deliver to Deutsche a number of Shares with a value equal to the Counterparty Payment Amount, as determined by the Calculation Agent (such number of Shares, the “Termination Share Number”).

Subject to the Foreclosure Limitations, if (A) a Default Event has occurred and is continuing or (B) an Early Termination Date has occurred or been designated as a result of a Default Event, Deutsche shall be entitled forthwith, at its election, (i) to exercise all rights with respect to the Collateral, (ii) to demand, sue for, collect, receive and give acquittance for any and all dividends or other distributions or monies due or to become due upon or by virtue thereof, and to settle, prosecute or defend any action or proceeding with respect thereto, (iii) to sell in one or more sales the whole or any part of the Collateral or otherwise to transfer or assign the same, (iv) to set off any amounts payable by Counterparty with respect to any Secured Obligations against any Collateral held by Deutsche or the cash value of any Collateral, as determined by the Calculation Agent (or any obligation of Deutsche to deliver any Collateral to Counterparty) and (v) otherwise to act with respect to the Collateral or the proceeds thereof as though Deutsche were the outright owner thereof.

Counterparty acknowledges and agrees that the Collateral may decline speedily in value and is of a type customarily sold on a recognized market and, therefore, that Deutsche is not required to send any notice of its intention to sell or otherwise dispose of the Collateral hereunder, except any notice that is required under applicable law and cannot be waived (in which case Counterparty agrees that ten days’ prior written notice shall be commercially reasonable). Any public or private sale may be either for cash or upon credit or for future delivery at such price as Deutsche may deem fair, and, to the extent permitted by applicable law, Deutsche may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of Counterparty or any right or equity of redemption, which right or equity is hereby waived and released. Deutsche reserves the right to reject any and all bids at any sale which, in its sole discretion, it shall deem inadequate.

Counterparty acknowledges that: (i) any sale in accordance with this Confirmation shall be deemed to have been made in a commercially reasonable manner and (ii) Deutsche shall incur no responsibility or liability for selling all or any of the Collateral under this Confirmation at a price which Deutsche may deem reasonable under the circumstances, notwithstanding the possibility that a higher price (including a substantially higher price) might be realized if such sale were deferred until after registration under the Securities Act (as defined below) or if the Collateral were sold at a public sale.

In addition to the rights and remedies granted to it in this Confirmation or the Agreement, Deutsche shall have all the rights and remedies of a secured party under the NYUCC (whether or not in effect in the jurisdiction where such rights are exercised) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies under this Confirmation may be asserted.

Deutsche shall apply the Collateral or the net proceeds of any such collection, exercise or sale to the payment in whole or in part of the Secured Obligations in such order as Deutsche shall determine in the exercise of its sole discretion. Counterparty shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which Deutsche is entitled.

Without limiting the other provisions of this Confirmation or the Agreement, Counterparty shall be liable to Deutsche and the Collateral Custodian for all costs and expenses (including, without limitation, reasonable legal fees) incurred in connection with the enforcement of Deutsche’s rights and remedies hereunder, and such costs and expenses and any interest thereon shall be Secured Obligations. Such costs and expenses shall be payable on demand and shall bear interest until paid at a rate determined by the Calculation Agent by reference to the LIBOR swap curve plus 2% per annum.

When Deutsche determines that (i) no amounts are or thereafter may become payable or Shares deliverable by Counterparty with respect to any Secured Obligations relating to a Tranche (except for any potential liability under

Section 2(d) of the Agreement), (ii) no Potential Event or Default Event has occurred and is continuing and (iii) no Early Termination Date has occurred or been designated as the result of a Default Event (the “Collateral Release Conditions”), any Collateral remaining with respect to such Tranche, as reasonably determined by Deutsche, shall be fully released and discharged from the security interests of Deutsche granted hereunder and, upon the request and at the expense of Counterparty, Deutsche shall promptly instruct the Collateral Custodian to return such Collateral to Counterparty.

Counterparty shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in a manner acceptable to Deutsche as necessary to cause such requirement to be met. The occurrence of a Collateral Event of Default shall constitute an Event of Default under the Agreement with respect to Counterparty.

“Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include a number of Shares at least equal to the Number of Transaction Options or (B) failure of the security interests granted hereby to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior lien, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the NYUCC), as to which Deutsche has control (as defined in Section 8-106 and Section 9-106 of the NYUCC), or, in each case, assertion of such by Counterparty or a determination of such by the Calculation Agent.

“NYUCC” means the Uniform Commercial Code from time to time in effect in the State of New York.

Foreclosure Limitations:	Notwithstanding anything to the contrary herein, in the case of any default by Counterparty in its obligations hereunder, (x) Deutsche shall not be entitled to vote or exercise its remedies with respect to any Collateral Shares hereunder in a manner that would cause Deutsche and each person subject to aggregation of Shares with Deutsche (I) under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules promulgated thereunder (the “Deutsche Group”) to become at any one time a beneficial owner or a member of a “group” with “beneficial ownership” (each term within the meaning of Sections 13 or 16 of the Exchange Act and the rules promulgated thereunder), of more than 5% of the shares of common stock of the Issuer then outstanding or (II) under any federal, state or local laws, regulations or regulatory orders, or any constitutive documents of Issuer or contracts to which Issuer is party, to own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (a) the number of Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by a state or federal regulator) of Deutsche or its affiliates, or result in any other adverse effect on Deutsche or its affiliates, and with respect to which such requirements have not been met or the relevant approval has not been received (if applicable), minus (b) 1% of the number of outstanding Shares on the date of determination (each of the conditions described in sub-clauses (x)(I) and (II) above, an “Excess Ownership Position”) and (y) any sale, transfer or other disposition of Collateral Shares by Deutsche or its affiliate must be a Qualifying Disposition (as defined below). Counterparty hereby (i) acknowledges that selling or otherwise disposing of Collateral Shares in accordance with the restrictions set forth in this provision may result in prices and terms less favorable to Deutsche than those that could be obtained by selling or otherwise disposing of any such Shares in a single transaction to a single purchaser and (ii) agrees and acknowledges that no method of sale or other disposition of the available portion of any such Shares shall be deemed commercially unreasonable because of any action taken or not taken by Deutsche to comply with such restrictions. For the avoidance of doubt, the inability of Deutsche to acquire, receive or exercise rights with respect to Collateral Shares at any time as a result of an Excess Ownership Position shall not preclude Deutsche from taking such action at a later time when no Excess Ownership Position is then existing or would result under this provision. Notwithstanding any provision of this Confirmation to the contrary, Deutsche shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Collateral Shares that Deutsche is not entitled to exercise any other remedies in respect of at any time until such time as Deutsche is permitted to exercise such remedies in respect thereof pursuant to the Foreclosure Limitations set forth in this paragraph.

“Qualifying Distribution” means a sale, transfer or other disposition of Collateral Shares:

(i)      to any person who acquired them in a broadly distributed public offering of the Collateral Shares that is registered under the Securities Act (including the underwriter, which may be an affiliate of Deutsche);

(ii)     effected on any securities exchange, so long as Deutsche (or any affiliate of Deutsche) did not solicit or arrange for the solicitation of orders to buy such Collateral Shares in anticipation of or in connection with such sale;

(iii)   to a person that is not an affiliate of Deutsche and, after giving effect to such sale, transfer or other disposition, will not be an “affiliate”, as such term is used in Rule 144 under the Securities Act, of the Issuer; or

(iv)    to a person that is an “affiliate” (as used in Rule 144 of the Securities Act) of the Issuer prior to such sale, transfer or other disposition so long as the number of Collateral Shares or Shares that are collateral or other security for any other transaction to which Deutsche is party, sold, transferred or otherwise disposed of to such person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed 5% of the outstanding Shares.

3. Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the satisfaction (or waiver by Deutsche) of the following conditions:

(i)     all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date;

(ii)     Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date;

(iii)     all documents and instruments, including UCC-1 financing statements, required by law or reasonably requested by Deutsche to be filed, registered or recorded to create the liens intended to be created hereby and perfect or record such liens shall have been filed, registered or recorded or delivered to Deutsche for filing, registration or recording;

(iv)     Counterparty shall have filed or caused to be filed, in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance acceptable to Deutsche; and

(v)     Counterparty shall have delivered an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Deutsche in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and any other matter reasonably requested by Deutsche.

(b) Agreements and Acknowledgments Regarding Shares. For the avoidance of doubt, and without limiting the generality of Section 9.11 of the Equity Definitions, Counterparty agrees that any Shares that it delivers to Deutsche hereunder (i) will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System and (b) will be immediately freely transferable by Deutsche under all applicable securities laws.

4.     Representations, Warranties and Covenants:

(a)     Each party to this Confirmation represents and warrants to the other party that:

(i)     it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 as amended (the “Securities Act”) or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii)     it is an “eligible contract participant” as defined in the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in the CEA.

(b)     Counterparty represents and warrants to, and agrees with, Deutsche as of the date hereof that:

(i)     it is not aware of any material non-public information concerning the Issuer or the Shares and “material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer;

(ii)     it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(iii)     it is entering into this Confirmation and the Transaction in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, and it has not entered into or altered any corresponding or hedging transaction or position relating to the Shares;

(iv)     Counterparty is a “qualified investor” (as defined in Section 3(a)(54) of the Exchange Act);

(v)     Counterparty owns (as such term is used in Rule 16c-4 under the Exchange Act) a number of Shares (including the Shares pledged to Deutsche pursuant to the “Collateral” provision in Section 2 above), after subtracting the number of Shares to which any put equivalent positions (as defined in Rule 16a-1(h) under the Exchange Act) have been established or are maintained by Counterparty (other than any put equivalent position established as a result of the Transaction), at least equal to the aggregate Number of Transaction Options;

(vi)     Counterparty is and, after giving effect to the Transaction, will be in compliance with its reporting obligations under Section 16 and Section 13 of the Exchange Act and Counterparty will provide Deutsche with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof; and

(vii)     Counterparty is not a resident of the United States.

(c)     In connection with this Confirmation and the Transaction, Counterparty agrees that:

(i)     it shall not enter into or alter any hedging transaction relating to the Shares (x) corresponding to or offsetting the Transaction, at any time or (y) otherwise, prior to the Settlement Date for the Component with the latest Expiration Date;

(ii)     it shall, upon (x) the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default or a Termination Event in respect of which it is an Affected Party or (y) upon obtaining knowledge of any Potential Adjustment Event, an Extraordinary Event or an Additional Disruption Event, notify Deutsche within one Scheduled Trading Day of the occurrence of such event or of obtaining such knowledge, as the case may be; provided, however, that should Counterparty be in possession of material non-public information regarding the Issuer or the Shares, Counterparty shall only communicate such information to Deutsche in connection with this Transaction as follows:

By facsimile to:	+1 212 797 7499
and By email to: Attention:	andrew.yaeger@db.com Andrew Yaeger

(iii)     for the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, it shall deliver the applicable IRS Form W-8 or W-9 (or any successor of such Form), completed accurately, (x) before the Trade Date for the Original Confirmation, (y) promptly upon reasonable demand by Deutsche and (z) promptly upon learning that the information on any such previously delivered Form is inaccurate.

(d)     Counterparty represents and warrants to, and covenants with, Deutsche as of the date hereof and any date on which Counterparty makes payment to Deutsche in connection with any settlement hereunder, that it is or will be, as the case may be, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages.

(e)     For the avoidance of doubt, and without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of this Confirmation and any other documentation relating to the Confirmation to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement, confidentiality agreement, co-sale agreement or any other agreement binding on Counterparty or affecting Counterparty or any of its assets, and that Counterparty has delivered to Deutsche on or before the Trade Date a true and complete copy of each such agreement.

(f)     Counterparty represents and warrants to Deutsche as of the date hereof that the Transaction will not violate any corporate policy of the Issuer (including, but not limited to, any window period policy) or other rules or regulations of the Issuer applicable to Counterparty.

(g)     Each of Deutsche and Counterparty agrees that notwithstanding anything provided herein or the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(h)     The parties intend for the Original Confirmation, as amended and restated hereby, to constitute a “binding commitment” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretative letter dated December 20, 1999 or a “contract” as described in the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011.

(i)     Deutsche confirms that an affiliate of Deutsche that is registered as a broker and a dealer with the Securities and Exchange Commission and is a “market maker” or a “block positioner,” as such terms are used in Rule 144, with respect to the Shares has, as promptly as practicable consistent with market conditions, introduced into the public market a quantity of securities of the same class as the shares equal to the Number of Transaction Options.

(j)     Counterparty represents and warrants to, and covenants with, Deutsche that, Counterparty shall file or cause to be filed, on the date hereof and in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance that acceptable to Deutsche.

5.     Miscellaneous:

(a)     Early Termination. The parties agree that, for purposes of Section 6(e) of the Agreement, Second Method and Loss will apply to the Transaction. For purposes of this Confirmation, “Termination Currency” means United States Dollars.

(b)     Set-Off and Netting.

(i)     If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder, including, without limitation, pursuant to the Agreement, or under any other agreement to which Deutsche and/or any of its affiliates is party and to which Counterparty and/or any of its affiliates is party, by Deutsche (or any of its affiliates) to Counterparty (or any of its affiliates) and by Counterparty (or any of its affiliates) to Deutsche (or any of its affiliates) and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery may, at Deutsche’s option, be satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii)     In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Event of Default for which Counterparty is the Defaulting Party or a Termination Event for which Counterparty is an Affected Party, Deutsche shall have the right to terminate, liquidate and otherwise close out the Transaction contemplated hereby and any other agreement between the parties or their affiliates (notwithstanding anything to the contrary in such other agreement, and whether or not relating to or arising out of the Transaction) pursuant to the terms hereof and thereof, and to set off any obligation that Deutsche or any affiliate of Deutsche may have to Counterparty or any of its affiliates under any of the foregoing, including, without limitation, any obligation to make any release of collateral or return of borrowed securities to Counterparty or any of its affiliates under any such other agreement, against any right Deutsche or any of its affiliates may have against Counterparty or any of its affiliates under any of the foregoing. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at Deutsche’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(c)     Assignment. Notwithstanding any provision of the Agreement to the contrary, Deutsche may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty.

(d)     Designation by Deutsche. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive, or deliver any Shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Deutsche’s obligations in respect of the Transaction and any such designee may assume such obligations. Deutsche shall be discharged of its obligations to Counterparty to the extent of any such performance.

(e)     Severability; Illegality. Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(f)     Waiver of Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or the Agreement. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

(g)     Governing Law; Submission to Jurisdiction. THE AGREEMENT AND THIS CONFIRMATION AND ALL DISPUTES ARISING THEREFROM OR RELATED THERETO WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE TO THE EXTENT INCONSISTENT WITH THE CHOICE OF NEW YORK LAW. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF U.S. FEDERAL AND NEW YORK STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY IN CONNECTION WITH ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THE AGREEMENT AND THIS CONFIRMATION. FOR PURPOSES OF SECTION 13(C) OF THE AGREEMENT, COUNTERPARTY APPOINTS CT CORPORATION SYSTEM IN NEW YORK CITY AS ITS PROCESS AGENT.

(h)     Third Party Rights. This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, Deutsche and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and Deutsche shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(i)     Waiver of Rights. Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(j)     10b5-1.

(i)     The parties intend for this Transaction to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) under the Exchange Act and this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c). Counterparty agrees that it will not seek to control or influence Deutsche’s (or its affiliate’s) decision to make any purchases or sales of Shares in connection with the Transaction. Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding the Issuer or the Shares.

(ii)     The parties agree that Counterparty may not exercise any influence over how, when or whether Deutsche effects sales or purchases in connection with Deutsche’s hedging activities.

(k)     Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Deutsche be entitled or obligated to receive (including by rehypothecation), or be deemed to receive, any Shares if receipt of such Shares by Deutsche would cause Deutsche and each person subject to aggregation of Shares with Deutsche under any applicable laws, regulations or regulatory orders, or any constitutive documents of Issuer or contracts to which Issuer is party, to own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (a) the number of Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any regulator) of Deutsche or its affiliates, or result in any other adverse effect on Deutsche or its affiliates, and with respect to which such requirements have not been met or the relevant approval has not been received (if applicable), minus (b) 1% of the number of outstanding Shares on the date of determination (any such condition, an “Excess Beneficial Ownership Position”). If any delivery owed to Deutsche hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to effect such delivery shall not be extinguished and Counterparty shall effect such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Deutsche gives notice to Counterparty that such delivery would not result in an Excess Beneficial Ownership Position. Notwithstanding anything in the Agreement or this Confirmation to the contrary, Deutsche shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Deutsche is not entitled to receive at any time pursuant to this Section 5(k), until such time as such Shares are delivered pursuant to this Section 5(k). If Deutsche is prohibited from receiving any Shares under this Section 5(k), any corresponding payment obligation of Deutsche shall be postponed until Deutsche is entitled to receive such Shares hereunder.

(l)     Bankruptcy Code. The parties hereto intend as follows: (A) Deutsche is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”); (B) the Transaction is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a swap agreement, as such term is defined in Section 101(53B) of the Bankruptcy Code, qualifying for protection under Section 560 of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction constitutes a “margin payment” as defined in Section 741(5) of the Bankruptcy Code and a “transfer” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement”; (D) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default with respect to the other party to constitute a “contractual right” described in Sections 362(b)(6), 362(b)(17), 555 and 560 of the Bankruptcy Code; and (E) all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of such Shares constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement”.

(m)     Additional Termination Event. Any of the following events shall constitute an Additional Termination Event where the Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Counterparty: (i) Counterparty dies; (ii) Counterparty is adjudicated incompetent by a court of competent jurisdiction due to a physical, mental or emotional condition resulting from injury, sickness, disease or any other cause; (iii) Counterparty becomes unable to act in a prudent, timely and effective manner as a consequence of any accident, physical or mental condition (whether organic or psychological) or other similar cause, for an indefinite or substantial period of time, as determined by the Calculation Agent or (iv) Counterparty has a guardian or conservator appointed to oversee his or her affairs.

6.     Addresses for Notice: For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Addresses for notices or communications to Counterparty

KG CURA Vermögensverwaltung G.m.b.H & Co.

Wandsbekerstr. 3-7

22179 Hamburg

Germany

Attention: Thomas Armbrust

Telephone: +49 40 6461—3270

Facsimile: +49 40 6461—2960

Email: armbrust@kgcura.de

with a copy to:

KG CURA Vermögensverwaltung G.m.b.H & Co.

Wandsbekerstr. 3-7

22179 Hamburg

Germany

Attention: Thomas Finne

Telephone: +49 40 6461- 8132

Facsimile: +49 40 6461- 2960

Email: finne@kgcura.de

(b) Addresses for notices or communications to Deutsche

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Andrew Yaeger

Telephone: +1 212 250 2717

Facsimile: +1 212 797 7499

Email: andrew.yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Paul Stowell

Telephone: +1 212 250 6270

Facsimile: +1 212 797 7499

Email: paul.stowell@db.com

7.     Accounts for Payment:

To Deutsche:	Deutsche to advise.

To Counterparty:	Counterparty to advise.

8.     Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Deutsche:	Deutsche to advise.

To Counterparty:	Counterparty to advise.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning a facsimile of the fully-executed Confirmation to Deutsche at +1 212 797 7499. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

By:	/s/ Lars Kestner
Name: Lars Kestner
Title: Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

ALEXANDER OTTO

By:	/s/ Alexander Otto
Name:

Accepted and agreed solely for purposes of the “Collateral” provisions of section 2 hereof:

DEUTSCHE BA K SECURITIES INC.

By:	/s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

By:	/s/ Lars Kestner
Name: Lars Kestner
Title: Managing Director

[Signature page of

the Call Option Confirmation]